Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT John Chattaway, Stewart Media Relations (713) 625-8180; mediarelations@stewart.com

Stewart Announces the Acquisition of a Significant Number of Western U.S.

Operations from ET Investments

Acquisition Strengthens Stewart’s Presence in Arizona, Colorado and Nevada

HOUSTON (September 1, 2020) – Stewart Information Services Corporation today announced the acquisition of 57 title offices in the states of Arizona, Colorado and Nevada from ET Investments. The purchase price was $105 million, and Stewart expects the deal to be immediately accretive to the company’s August equity raise of more than $100 million. Historically, the title offices associated with this transaction have generated in excess of $20 million in pre-tax income.

“This acquisition reflects the ideal type of core title transaction Stewart is looking to undertake as we improve scale and competitive position in priority markets, add proven industry talent and strengthen our customer and business relationships,” commented Fred Eppinger, Stewart Chief Executive Officer. “ET Investments has been a great partner in this process, with Stewart looking to leverage ET’s well-respected customer experience to further enhance the Stewart brand in the western U.S. and build upon the structural changes taking place at Stewart today.”

“The purchase of these title operations marks a new day at Stewart in realigning our company to compete in several strategically strong markets where the company has traditionally been underrepresented,” noted Stewart Group President Steve Lessack. “We are only at the beginning of meaningful change at Stewart in which targeted investments in markets and people will drive greater brand awareness and customer loyalty.”

About Stewart
Stewart (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

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